EXHIBIT 5

OPINION AND CONSENT OF MORGAN, LEWIS & BOCKIUS LLP

May 18, 2004

Barrier Therapeutics, Inc.
600 College Road East
Suite 3200
Princeton, New Jersey 08540

Re:	Barrier Therapeutics, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Barrier Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to 1,1918,638 shares of common stock, par value $.0001 per share (“Common Stock”), of the Company issuable under the Company’s 2004 Stock Incentive Plan and 200,000 shares of Common Stock issuable under the Company’s Employee Stock Purchase Plan (collectively, the “Shares”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Company’s 2004 Stock Incentive Plan or the Company’s Employee Stock Purchase Plan, as the case may be, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

MORGAN, LEWIS & BOCKIUS LLP